Exhibit 99.1

Hawthorn Bancshares Reports Second Quarter 2025 Results

Jefferson City, MO — July 30, 2025 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported second quarter 2025 net income of $6.1 million, or earnings per diluted share (“EPS”) of $0.88.
Second Quarter 2025 Results
•Net income improved $1.5 million, or 31.8%, to $6.1 million from the second quarter 2024 (the "prior year quarter") and the efficiency ratio improved to 62.32% compared to 66.24% for the prior year quarter
•EPS of $0.88, an improvement of $0.22 per share, or 33%, from the prior year quarter
•Net interest margin, fully taxable equivalent ("FTE") improved in the second quarter 2025 to 3.89% compared to 3.67% for first quarter 2025 (the "prior quarter”)
•Provision for credit losses were $0.3 million higher than the prior quarter and $0.5 million lower than the prior year quarter
•Return on average assets and equity of 1.36% and 15.85%, respectively
•Loans decreased $7.4 million, or 0.5%, and deposits decreased $25.9 million, or 1.7%, compared to the prior quarter
•Investments increased $2.8 million, or 1.2%, compared to the prior quarter
•Credit quality remained strong with non-performing assets to total loans of 0.35% improving from 0.54% in the prior year quarter
•Remained well capitalized with total risk-based capital of 15.12%
•Book Value per share increased $2.83 to $22.53, or 14.3%, compared to the prior year quarter
Brent Giles, Chief Executive Officer of Hawthorn Bancshares, Inc. commented, “As a team, during the second quarter, I am proud of what we accomplished towards our strategic goals. The contributions across the Bank truly embodied our "One Hawthorn" spirit. I am also pleased with our financial results for the second quarter. Managing our net interest margin in highly competitive markets and controlling expenses were top initiatives during the quarter. Our strong results reflect the focus on these areas."

(unaudited)
$000, except per share data

	June 30,	March 31,	June 30,
	2025	2025	2024
Balance sheet information
Total assets	$1,877,417	$1,883,423	$1,847,810
Loans held for investment	1,462,898	1,470,323	1,498,504
Investment securities	229,392	226,581	191,159
Deposits	1,517,986	1,543,888	1,550,250
Total stockholders’ equity	$156,823	$153,411	$138,241

Market and per share data
Book value per share	$22.53	$21.97	$19.71
Market price per share	$29.14	$28.23	$19.80
Diluted earnings per share (QTR)	$0.88	$0.77	$0.66
Financial Results for the Second Quarter
Earnings
Net income for the second quarter 2025 was $6.1 million, an increase of $0.7 million, or 13.3%, from the prior quarter, and an increase of $1.5 million, or 31.8%, from the prior year quarter. EPS improved to $0.88 for the second quarter 2025 compared to $0.77 for the prior quarter and $0.66 for the prior year quarter.

Net income for the six months ended June 30, 2025 was $11.5 million, or $1.65 per diluted share, an increase of $2.4 million compared to $9.1 million, or $1.29 per diluted share, for the six months ended June 30, 2024.

Net Interest Income and Net Interest Margin
Net interest income for the second quarter 2025 was $16.1 million, an increase of $0.8 million from the prior quarter, and an increase of $2.0 million from the prior year quarter. Net interest income for the six months ended June 30, 2025 was $31.4 million, an increase of $2.5 million compared to $28.9 million for the six months ended June 30, 2024.
Interest income increased $0.4 million in the current quarter compared to the prior year quarter, driven primarily by higher rates on earning assets, while interest expense decreased $1.6 million compared to the prior year quarter due to lower costs on deposits. Net interest margin, on an FTE basis, was 3.89% for the current quarter, compared to 3.67% for the prior quarter, and 3.33% for the prior year quarter.
The yield earned on average loans held for investment increased to 5.98%, on an FTE basis, for the second quarter 2025, compared to 5.89% for the prior quarter and 5.75% for the prior year quarter.
The average cost of deposits was 2.35% for the second quarter 2025, compared to 2.44% for the prior quarter and 2.69% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 27.7% as of June 30, 2025, compared to 27.7% and 25.9% at March 31, 2025 and June 30, 2024, respectively.

Non-interest Income
Total non-interest income for the second quarter 2025 was $3.5 million, an increase of $0.1 million, or 2.4%, from the prior quarter, and a decrease of $0.5 million, or 11.3%, from the prior year quarter. Non-interest income was consistent at $7.0 million for both the six months ended June 30, 2025 and 2024, respectively.
Non-interest Expense
Total non-interest expense for the second quarter 2025 was $12.3 million, a decrease of $0.2 million, or 1.8%, from the prior quarter, and an increase of $0.2 million, or 2.0%, from the prior year quarter. For the six months ended June 30, 2025, non-interest expense was $24.8 million, an increase of $0.2 million as compared to $24.6 million for the six months ended June 30, 2024.
The second quarter 2025 efficiency ratio was 62.32% compared to 66.64% and 66.24% for the prior quarter and prior year quarter, respectively. The improvement in the current quarter compared to the prior quarter was primarily due to higher net interest margin and lower non-interest expenses in the current quarter.
Loans
Loans held for investment decreased $7.4 million, or 0.5%, to $1.5 billion as of June 30, 2025 compared to March 31, 2025, and decreased $35.6 million, or 2.4% annualized, from June 30, 2024.
Investments
Investments increased $2.8 million, or 1.2%, to $229.4 million as of June 30, 2025 compared to March 31, 2025, and increased $38.2 million, or 20.0%, from June 30, 2024.
Asset Quality
Non-performing assets to total loans was 0.35% at June 30, 2025, compared to 0.21% and 0.54% at March 31, 2025 and June 30, 2024, respectively. Non-performing assets totaled $5.2 million at June 30, 2025, compared to $3.1 million and $8.1 million at March 31, 2025 and June 30, 2024, respectively. The increase in non-performing assets in the current quarter compared to the prior quarter was the result of the Company closing an operational center and moving the property to other real estate owned.
In the second quarter 2025, the Company had net loan charge-offs of $0.05 million, or 0.01% annualized, of average loans, compared to net loan charge-offs of $0.02 million, or 0.00% of average loans, and $1.98 million, or 0.53% annualized, of average loans, in the prior quarter and prior year quarter, respectively.
The Company released provision for credit losses of $0.1 million for the second quarter 2025 compared to a release of provision of $0.3 million in the prior quarter, and providing a provision of $0.5 million for the prior year quarter.
The allowance for credit losses at June 30, 2025 was $21.6 million, or 1.47% of outstanding loans, and 781.24% of non-performing loans. At March 31, 2025, the allowance for credit losses was $21.8 million, or 1.48% of outstanding loans, and 885.01% of non-performing loans. At June 30, 2024, the allowance for credit losses was $22.0 million, or 1.47% of outstanding loans, and 495.38% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2025 as determined by management.
Deposits
Total deposits at June 30, 2025 were $1.5 billion, a decrease of $25.9 million, or 1.7%, from March 31, 2025, and a decrease of $32.3 million, or 2.1% annualized, from June 30, 2024. The decrease in deposits at June 30, 2025 as compared to June 30, 2024 was primarily a result of an decrease in savings, interest checking and money market accounts.
Capital
The Company maintains its “well capitalized” regulatory capital position. At June 30, 2025, capital ratios were as follows: total risk-based capital to risk-weighted assets 15.12%; tier 1 capital to risk-weighted assets 13.87%; tier 1 leverage 11.87%; and common equity to assets 8.35%.
Pursuant to the Company's Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Board Directors amended the plan on June 3, 2025 and approved increasing the authorized repurchase limit to $10 million. The Company repurchased 79,777 common shares under the repurchase plan during the first and second quarter of 2025 at an average cost of $27.62 per share totaling $2.2 million. As of June 30, 2025, $9.0 million remains available for share repurchases pursuant to the plan.
On July 30, 2025, the Company's Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable October 1, 2025 to shareholders of record at the close of business on September 15, 2025.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2025	2025	2024
Total interest income	$23,911	$23,458	$23,556
Total interest expense	7,769	8,164	9,384
Net interest income	16,142	15,294	14,172
(Release of) provision for credit losses	(51)	(340)	457
Non-interest income	3,545	3,463	3,996
Investment securities (losses) gains, net	(1)	(2)	(15)
Non-interest expense	12,269	12,499	12,034
Pre-tax income	7,468	6,596	5,662
Income taxes	1,367	1,213	1,033
Net income	$6,101	$5,383	$4,629
Earnings per share:
Basic:	$0.88	$0.77	$0.66
Diluted:	$0.88	$0.77	$0.66

		Six Months Ended
		June 30,
Statement of income information:		2025	2024
Total interest income		$47,369	$47,608
Total interest expense		15,933	18,688
Net interest income		31,436	28,920
(Release of) provision for credit losses		(391)	227
Non-interest income		7,008	7,015
Investment securities losses, net		(3)	(15)
Non-interest expense		24,768	24,609
Pre-tax income		14,064	11,084
Income taxes		2,580	1,999
Net income		$11,484	$9,085
Earnings per share:
Basic:		$1.65	$1.29
Diluted:		$1.65	$1.29

FINANCIAL SUMMARY (continued)
(unaudited)
$000

	As of or for the three months ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Performance Ratios
Return on average assets	1.36%	1.20%	1.02%
Return on average common equity	15.85%	14.29%	13.75%
Net interest margin (FTE)	3.89%	3.67%	3.33%
Efficiency ratio	62.32%	66.64%	66.24%

Asset Quality Ratios
Non-performing loans (a)	$2,761	$2,461	$4,437
Non-performing assets	$5,186	$3,129	$8,062
Net charge-offs	$51	$(18)	$1,977
Net Charge-offs to Average Loans (b)	0.01%	0.00%	0.53%
Allowance for credit losses to total loans	1.47%	1.48%	1.47%
Non-performing loans to total loans	0.19%	0.17%	0.30%
Non-performing assets to loans	0.35%	0.21%	0.54%
Non-performing assets to total assets	0.28%	0.17%	0.44%
Allowance for credit losses on loans to
non-performing loans	781.24%	885.01%	495.38%

Capital Ratios
Average stockholders' equity to average total assets	8.56%	8.42%	7.40%
Period-end stockholders' equity to period-end assets	8.35%	8.15%	7.48%
Total risk-based capital ratio	15.12%	14.94%	14.30%
Tier 1 risk-based capital ratio	13.87%	13.69%	12.94%
Common equity Tier 1 capital	10.82%	10.64%	10.02%
Tier 1 leverage ratio	11.87%	11.64%	10.94%
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
(b)Annualized

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 150 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.